Exhibit 9.2


                                IRREVOCABLE PROXY



The undersigned (i) a stockholder of American Residential Funding, Inc., a Nevada corporation ("AMRES"), and (ii) a warrantholder of Anza Capital, Inc., a Nevada corporation ("Anza"), hereby irrevocably (to the full extent permitted by law) appoints Vincent Rinehart and any individual designated by said individual, the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights and respect to
(a) the 1,000,000 shares of Series A Preferred stock of the Company beneficially owned by the undersigned as of the date hereof (the "Preferred Shares"), and (b) the 1,000,000 shares of common stock of Anza which may be acquired by the undersigned upon exercise of the warrant dated July 31, 2003 (the "Warrant Shares"). In the event of the death or total disability of Vincent Rinehart during the term of this Proxy, then the Board of Directors of Anza, acting as a whole, shall automatically be appointed the attorney and proxy of the undersigned with respect to the Preferred Shares and the Warrant Shares until the termination of this Proxy by its terms. This Proxy shall be in full force and effect until the earlier to occur of (y) the undersigned's valid sale or transfer of some or all of the Preferred Shares or the Warrant Shares to a third party not under common control with the undersigned, or (z) two (2) years from the date hereof.


This Proxy is irrevocable (to the fullest extent permitted by law), shall be deemed coupled with an interest, and is granted in connection with the Securities Exchange Agreement of even date hereof by and among Anza, AMRES, and the undersigned (the "Agreement"). Any and all certificates representing the Preferred Shares and/or the Warrant Shares shall bear a legend stating that such shares are the subject of this Proxy.


The attorney and proxy named above shall be empowered at any time prior to termination of this Proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consent with respect to the Preferred Shares and/or the Warrant Shares) of the undersigned in his own discretion at every annual or special meeting of the stockholders of AMRES or Anza, as applicable, and at every continuation or adjournment thereof, and on every action or approval by written consent of the stockholders of AMRES or Anza, as applicable, in lieu of any such meeting.


Any obligation of the undersigned hereunder shall be binding upon successors and assigns of the undersigned.


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If any term or other provision of this Proxy is determined to be invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the undersigned agrees with AMRES and/or Anza to negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible.




Dated:    July 31, 2003           Sutter Holding Company, Inc.,
                                  a Delaware corporation

                                  /s/ Robert E. Dixon
                                  By: Robert E. Dixon
                                  Its:   Co-CEO and President



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